EXHIBIT 5.1

February 18, 1999

Cirrus Logic, Inc.
3100 West Warren Avenue
Fremont, CA 94538

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 18, 1999
(the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000, 300,000 and 100,000 shares of your Common Stock, no par value (the "Shares"), reserved for issuance under the Amended 1996 Stock Plan (the "Stock Plan"), the Amended 1989 Employee Stock Purchase (the "Purchase Plan") and the Amended 1990 Directors' Stock Option Plan ( the "Directors' Plan"), respectively. As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plans.

It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plans and pursuant to the agreements which accompany each option grant under the Stock Plans, the Shares will be legally and validly issued,fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                               Sincerely,

                               /s/ WILSON, SONSINI, GOODRICH & ROSATI
                               Professional Corporation